CMA Multi-State Municipal Series Trust
Series Number: 4
File Number: 811-5011
CIK Number: 810598
CMA California Municipal Money Fund
For the Period Ending: 03/31/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner, & Smith Inc., for the year ended March 31, 2005.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/02/2004	$14,390	California Housing Finance Agency	1.00%	02/01/2026
04/07/2004	4,000	California Housing Finance Agency	0.96	02/01/2035
04/16/2004	4,535	California Housing Finance Agency	1.12	02/01/2035
04/29/2004	6,000	California Housing Finance Agency	1.12	02/01/2026
04/29/2004	2,000	California Housing Finance Agency	1.12	02/01/2035
06/14/2004	6,150	California Housing Finance Agency	1.07	02/01/2026
06/17/2004	3,000	California Housing Finance Agency	1.05	02/01/2035
06/23/2004	5,500	California Housing Finance Agency	1.05	02/01/2026
06/30/2004	7,000	California Housing Finance Agency	1.10	02/01/2032
07/09/2004	7,100	California Housing Finance Agency	0.92	02/01/2033
07/23/2004	20,575	California Housing Finance Agency	1.07	08/01/2032
07/30/2004	3,000	California Housing Finance Agency	1.15	02/01/2035
08/03/2004	8,250	California Housing Finance Agency	1.01	02/01/2026
10/05/2004	10,000	California Housing Finance Agency	1.47	02/01/2026
10/05/2004	13,400	California Housing Finance Agency	1.46	02/01/2033
10/21/2004	7,500	California Housing Finance Agency	1.70	02/01/2033
12/20/2004	7,000	California State	1.69	05/01/2034
02/01/2005	7,300	California Housing Finance Agency	1.79	02/01/2035